Issuer Free Writing Prospectus, dated September 13, 2016

Filed pursuant to Rule 433 under the Securities Act of 1933, as amended

Supplementing the Preliminary Prospectus Supplement, dated September 13, 2016

Registration Statement No. 333-197856

V.F. Corporation

€850,000,000 0.625% Senior Notes due 2023

Pricing Term Sheet

Issuer:	V.F. Corporation

Ratings (Moody’s / S&P):	A3 (Stable) / A (Stable)*

Trade Date:	September 13, 2016

Title of Security:	0.625% Senior Notes due 2023

Distribution:	SEC Registered

Aggregate Principal Amount:	€850,000,000

Net Proceeds (before expenses):	€844,934,000

Issue Price:	99.904%

Maturity Date:	September 20, 2023

Coupon:	0.625%

Yield to Maturity:	0.639%

Benchmark DBR:	DBR 2.000% due August, 2023

Benchmark Bund Yield:	-0.359%

Spread to DBR:	+99.8 basis points

Mid-Swap Yield:	0.069%

Spread to Mid-Swap:	+57bps

Interest Payment Date:	Annually on September 20 each year, beginning on September 20, 2017

Record Date:	September 5 of each year

Optional Redemption:

At any time prior to June 20, 2023 (three months prior to maturity): make-whole redemption based on a discount rate of the applicable Comparable Government Bond Rate plus +15 basis points

On or after June 20, 2023 (three months prior to maturity): redemption at par

Change of Control Repurchase Event:	Puttable at 101% of principal plus accrued and unpaid interest upon a Change of Control Repurchase Event

Settlement:

September 20, 2016 (T+5)

The Issuer expects delivery of the notes will be made against payment therefor on or about September 20, 2016, which is the fifth business day following the date of the pricing of the notes. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisers.

Common Code Number:	149244646

ISIN Number:	XS1492446460

CUSIP Number:	918204AW8

Denominations:	Denominations of €100,000 and integral multiples of €1,000 in excess thereof

Listing:	The Issuer intends to apply to list the notes on The New York Stock Exchange.

Clearing Systems:	Clearstream/Euroclear

Joint Book-Running Managers:	Barclays Bank PLC
HSBC Bank plc
J.P. Morgan Securities plc

Senior Co-Managers:	Citigroup Global Markets Limited
Goldman, Sachs & Co.
ING Bank N.V., Belgian Branch
Morgan Stanley & Co. International plc

Co-Managers:	Banco Santander, S.A.
BNP Paribas
Credit Suisse Securities (Europe) Limited
Merrill Lynch International
Mizuho International plc
PNC Capital Markets LLC
SunTrust Robinson Humphrey, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
UniCredit Bank AG
Wells Fargo Securities International Limited

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

This communication is intended for the sole use of the person to whom it is provided by us.

The Issuer has filed a shelf registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement for this offering, including the documents incorporated by reference therein, the Issuer’s prospectus in that registration statement and any other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by searching the SEC online data base (EDGAR) on the SEC web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by calling Barclays Bank PLC toll-free at 1-888-603-5847, HSBC Bank plc toll-free at 1-866-811-8049, or J.P. Morgan Securities plc if outside the United States, collect on +44-207-134-2468, or if within the United States, collect on 212-834-4533.

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